United States securities and exchange commission logo





                     February 13, 2024

       Holly A. Aglio
       Chief Financial Officer
       Marchex, Inc.
       1200 5th Ave, Suite 1300
       Seattle, WA 98101

                                                        Re: Marchex, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 000-50658

       Dear Holly A. Aglio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services